EXHIBIT 10.1

CONTRACT FOR EMPLOYMENT

Deyu Agriculture Corp, a Corporation, located at Room 808, Tower A, Century Centre, 8 North Star Road, Beijing 100101, hereinafter referred to as "the Employer", and Charlie Lin, of 8061 Melba Ave, West Hills, CA 91304, hereinafter referred to as "the Employee", in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1. EMPLOYMENT

Acceptance of Employment

Section 1.01. The Employer hereby employs the Employee and Employee hereby accepts the employment with the Employer.

Term of Employment

Section 1.02. The employment period (the “Employment Period”) will begin on January 10, 2011 or such earlier date to be agreed. This agreement and the Employee's employment may be terminated at will of either the Employer or the Employee, subject to 14 days’ written notice if the employment is terminated within the first three months period of the employment and thirty days' written notice upon satisfactory completion of the first three months period, given by the party terminating the employment relationship to the other party. "At will" means at the sole and unfettered discretion of the party seeking termination, for cause or for no cause at all.  After the first three months period, the Employer shall confirm the employment of the Employee upon the satisfactory performance of the duties of the Employee.

ARTICLE 2.  DUTIES OF EMPLOYEE

Position Description and Duties

Section 2.01. Employee is hereby hired to perform services for Employer in the capacity of Chief Financial Officer of the Employer. In such capacity, Employee's duties shall consist of providing to the Company professional services in the areas described below.

The Employee shall be responsible for:

▪      The preparation of all financial statements and documents of the Employer and its group companies in compliance with U.S. GAAP, including drafting of all financial statements, Management Discussions and Analyses, and any other documents required by U.S. regulatory bodies;

▪         Supervising and directing of the Employer’s accounting staff on monthly closings and other matters and supervising and directing the Employer’s accounting staff to complete the audit of the financial statements of the Employer most effectively and efficiently;

▪       Preparation of quarterly forecasts and yearly budgets, as well as performing financial analysis;

▪      Coordination with independent auditors on quarterly reviews and annual audits, including (i) supervision of Company staff to prepare financial results, schedules, and documents associated with such audit or review, (ii) resolution of complicated accounting issues that may arise during the review or audit, including drafting of comprehensive audit memos referencing appropriate U.S. accounting literature and reaching consensus with senior audit team members, and (iii) ensuring that all financials are properly presented in accordance with U.S. GAAP, as applicable;

▪      Communication and liaison with the auditors, lawyers and transfer office of the Employer;

▪       Evaluating the internal control of the Employer group of companies and implementation of internal controls and procedures improvements to comply with applicable regulatory and reporting, including performing required testing of internal controls over financial reporting to ensure that management is comfortable signing the certifications required by Section 404 of the Sarbanes-Oxley Act;

▪         Coordinating capital raise with investment banking firms, including preparation of detailed projections and English business plan/presentation, and meeting with and presenting to potential investors;

▪         Coordinating with the IR and PR firms and proactively making regular IR presentation to investors, analysts and shareholders regarding financial and operational matters of the Employer;

▪         Preparation of all public filings, including annual and quarterly reports, management discussion and analysis, material change reports, insider ownership reports, and any other public reports required to be filed by the Company with a regulatory agency;

▪         Ensuring investments and acquisitions are in compliance with all rules and regulatory requirements of the Securities Exchange Commission and other regulatory bodies applicable to the Employer and in accordance with U.S. GAAP, as applicable; and

▪     Other services as the CFO is obliged to render to the Employer during the Employment Period.

Time and Attention

Section 2.02.  Employee agrees that the Employee shall be a full time employee of the Employer throughout the Employment Period and devote his full time and attention to the affairs of the Employer during the term of this agreement.

Adherence to Rules

Section 2.03. Employee at all times during the performance of this Agreement shall strictly adhere to and obey all the rules and regulations now in effect or as subsequently modified or enacted by Employer, governing the conduct of employees of Employer.

Satisfactory Performance of Duties

Section 2.04. The employment of the Employee shall continue only as long as the services rendered by the Employee are satisfactory to Employer, notwithstanding any other provision contained in this Agreement.  The Employer shall be the sole judge as to whether the services of the Employee are satisfactory.

Obligations to Third Parties

Section 2.05. The Employee warrants and represents that the Employee has the ability to enter into this Agreement, that entering into and performing under this Agreement will not violate the Employee's agreement with any third party, and that there exist no restrictions or obligations to any third parties which will restrict Employee's performance of duties under this Agreement.

ARTICLE 3. COMPENSATION

Base Compensation and year-end bonus

Section 3.01. As compensation for the services rendered by Employee under this agreement, as a gross salary and prior to any deductions or withholdings, the Employee will be paid the monthly salary of $10,000 during the first three months of the employment and after the confirmation of the employment of the Employee upon the satisfactory performance of the duties of the Employee, the Employee shall be paid the monthly salary of $11,000.  The monthly salaries shall be made on the last day of each month, via wire transfer, in U.S. Dollars, to an account designated by the Employee.  Subject to the overall performance of the Employer, the Employee shall be paid a year-end bonus at the discretion of the Chief Executive Officer and such bonus, if any, will be normally paid prior to the Chinese New Year.

Group Health Insurance and other reimbursements

Section 3.03. The Employer shall pay a fixed monthly allowance of $2,000 per month for the health and medical insurance and life insurance of the Employee and reimbursement of expenses including traveling and office expenses which would be incurred by the Employee and as a result of such coverage or benefit is not being offered to Employee.  In addition, the Employer shall reimburse the Employee expenses for long distance traveling and trips.

Vacation

The Employee shall be entitled to 13 working days’ vacation for completion of each fiscal year and pro-rata to the length of service of the year rendered by the Employee.  Vacation entitlement must be taken during the next following year of the entitlement.  Should the entitlement be not taken by the Employee due to certain uncontrolled circumstances, the Employer may elect to pay the Employee at the rate of the per day salary of Employee in respect of the number of days of vacation not taken by the Employee.

Other Benefits

Section 3.04. In addition to any other benefits or compensation set forth above, the Employer offers to the Employee, and the Employee is entitled to participate in the employee stock option plan at a level commensurate with the Employee’s position.

Effect of Termination on Compensation

Section 3.05. In the event of termination of the employment, the Employee shall be entitled to the compensation accrued and earned prior to the date of termination as provided for in this Article 3, computed pro-rata up to and including the date of termination. Other than as may be provided herein to the contrary, Employee shall be entitled to no further compensation following such date of termination.

ARTICLE 4. EMPLOYER'S RECORDS/TRADE SECRETS

Ownership of Employer's Records

Section 4.01.  (a) All records of the accounts of the Employer, of any nature, whether existing at the time of the Employee's employment, procured through the efforts of the Employee, or obtained by the Employee from any other source, and whether prepared by the Employee or otherwise, shall be the exclusive property of the Employer regardless of who actually purchased the original book, record or magnetic storage unit on which such information is recorded.

(b)  All such books and records shall be immediately returned to Employer by Employee on any termination of employment, whether or not any dispute exists between Employer and Employee at, regarding, and/or following the termination of employment.

ARTICLE 5. GENERAL PROVISIONS

Notices

Section 5.01. Any notices to be given by either party to the other may be effected either by personal delivery in writing or by mail, registered and certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at their last known addresses as appearing on the books of Employer.

Entire Agreement

Section 5.02. This agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the employment of the Employee by the Employer for the purposes set forth in Section 2.01 above, and contains all of the covenants and agreements between the parties with respect to such employment whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

Partial Invalidity

Section 5.03. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any manner.

Law Governing Agreement

Section 5.04. This agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Attorney's Fees and Costs

Section 5.05. In the event that any legal action is necessary or brought in any court or arbitration proceeding to enforce or interpret the terms of this agreement, each party shall bear their own costs and attorney's fees.

This agreement is dated effective January 10, 2011.

Deyu Agriculture Corp:

/s/ Jianming Hao

by: Jianming Hao, CEO

Employee:

/s/ Charlie Lin

Charlie Lin, the Employee